UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NEXTGEN HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)

SHELDON RAZIN LANCE E. ROSENZWEIG KENNETH H. FEARN, JR. RAMON GREGORY JULIE SCHOENFELD RUBY SHARMA
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sheldon Razin (“Mr. Razin”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his highly-qualified director nominees at the 2021 annual meeting of stockholders (the “2021 Annual Meeting”) of NextGen Healthcare, Inc., a California corporation (the “Company”).

On August 19, 2021, Mr. Razin issued the following press release, which includes a public letter to the Company’s shareholders from him and Lance E. Rosenzweig.

Two NextGen Healthcare Directors Nominate Four Additional Candidates for Election to the Board at 2021 Annual Meeting

Founder and Director Sheldon Razin and Director Lance Rosenzweig Issue Open Letter to Fellow Shareholders Regarding the Need to Further Refresh and Reinvigorate the Board

Cite Serious Concerns Regarding Imperial Chairman Jeffrey Margolis, who has Presided Over Insular Corporate Governance and Years of Poor Performance

Well-Rounded Slate of Additional Candidates Possesses Capital Markets Acumen, Corporate Governance Know-How, Diverse Backgrounds, and Healthcare and Technology Experience

IRVINE, Calif.--(BUSINESS WIRE)--Sheldon Razin, who collectively with the candidates he is nominating owns approximately 15.2% of the outstanding common shares of NextGen Healthcare, Inc. (Nasdaq: NXGN) (“NextGen Healthcare” or the “Company”), today announced the nomination of four additional highly-qualified and independent candidates for election to the Company’s Board of Directors (the “Board”) at the upcoming Annual Meeting of Shareholders (the “Annual Meeting”) on October 13, 2021. In addition, Mr. Razin and Lance Rosenzweig issued the below letter to their fellow shareholders.

***

Dear Fellow Shareholders,

As long-serving directors of NextGen Healthcare, we have always placed the highest priority on the Company’s growth and evolution. This is why we continue to serve on the Board and maintain meaningful shareholdings. Unfortunately, we feel that our ability to help deliver strong value for shareholders has been impeded in recent years due to Chairman Jeffrey Margolis and his allies establishing an imperial boardroom culture and effectively assuming control of the Board. Despite the Company’s dramatic underperformance during Mr. Margolis’ tenure, he has consistently dismissed divergent viewpoints and focused instead on tightening his grip over corporate decision-making.

We have spent the past several months trying to build bridges with our fellow directors, including Mr. Margolis and his allies, in order to help stabilize the business. Regrettably, it has become clear to us that most of the Board is unwilling to take the steps that we feel are needed to reverse NextGen Healthcare’s anemic growth, deteriorating margins, poor hiring and operational practices, and wasteful capital allocation policy. Moreover, we believe the formation of an Executive Leadership Committee was an insufficient substitute for identifying an interim or permanent Chief Executive Officer that is capable of pursuing enhanced value creation for all of the Company’s stakeholders. This appears to be a consequence of leadership’s poor succession planning, as our recommendations to properly plan for such an event were ignored. We have urged the Board to now prioritize the evaluation of external candidates and wait until after the Annual Meeting to allow a reconstituted Board to select the new Chief Executive Officer.

In light of these issues, we feel compelled to take the extraordinary step of nominating a slate of additional director candidates that possesses fresh perspectives and modern healthcare and technology experience. We believe the Company’s shareholders deserve a Board that is diverse, innovation-focused and open-minded. In our view, an adequately refreshed and reinvigorated Board is essential to ending years of stagnation and underperformance relative to peers.

In addition to the two of us, the Razin slate includes the following four individuals:

Kenneth H. Fearn

Mr. Fearn has deep capital markets acumen, significant strategic planning experience and strong knowledge of public company governance. We believe he has the right background for helping the Board establish an accretive capital allocation framework and once again embrace a growth-focused mindset.

•	Founder and current Managing Partner of Integrated Capital LLC, a private equity real estate firm that has acquired more than $500 million in assets since inception.
•	Former executive at McKinsey & Company, where he advised an array of Fortune 200 companies on business plans and profitability strategies.
•	Former banker at JPMorgan Chase & Co. (NYSE: JPM), where he advised companies on an array of transactions.
•	Currently serves on the Braemar Hotels & Resorts Inc. (NYSE: BHR) Board of Directors.
•	Holds a Bachelor of Arts from the University of California, Berkeley and a Master of Business Administration from the Harvard University Graduate School of Business.

Ramon Gregory

Mr. Gregory has significant executive experience in the technology and healthcare sectors, as well as a strong background driving diversity, equity and inclusion (“DEI”) initiatives. We believe he has the right background for helping the Board oversee management’s customer engagement, sales and marketing efforts, and further integrating DEI policies into the corporate agenda.

•	Current Senior Vice President of Customer Care at Samsung Electronics America, a provider of electronics, information systems and appliances.
•	Former Senior Vice President of Customer Support Services at Cardinal Health, Inc. (NYSE: CAH), a healthcare services and products company.

•	Former Senior Vice President of Global Call Center Operations at American International Group, Inc. (NYSE: AIG), a provider of insurance products for commercial, institutional and individual customers.
•	Current Chairman Emeritus at the Columbus Urban League, a non-profit advocacy organization, and member of the Board of Directors of Leverage Network, an organization dedicated to promoting the advancement of African American executives on boards and in leadership roles in the healthcare industry.
•	Holds a Bachelor of Arts from the University of Cincinnati.

Julie Schoenfeld

Ms. Schoenfeld has extensive executive and entrepreneurial experience, significant technology acumen and strong corporate governance experience. We believe she has an excellent background for helping management establish a growth plan that accounts for greater operational efficiency, more aligned executive compensation and sustained organic investment.

•	Currently an Entrepreneur in Residence at the California Institute of Technology.
•	Founder and former Chief Executive Officer of Strobe, Inc., which created a 3D LiDAR vision system for the self-driving car before being sold to General Motors (NYSE: GM) in 2017.
•	Former Chief Executive Officer of Perfect Market, Inc., where she managed an innovative team of engineers, designers, and marketing and sales professionals to provide digital publishing software for premium publishers.
•	Currently serves on the StarTek, Inc. (NYSE: SRT) Board of Directors.
•	Holds a Bachelor of Science from Tufts University and a Master of Business Administration from the Harvard University Graduate School of Business.

Ruby Sharma

Ms. Sharma is a certified financial expert with a vast background advising public companies, including those in the healthcare and technology sectors, on audit, finance and innovation strategies. We believe she is well-suited to serve on the Audit Committee to help improve the Board’s balance sheet and corporate spending oversight.

•	Currently Managing Partner of RNB Strategic Advisors, which advises companies on transactions, financial due diligence for management buyouts, initial public offerings, joint ventures and restructurings.
•	Former EY Partner for more than a decade, who built and developed the firm’s governance services practice for boards of directors and c-level executives.
•	Former executive at other top accounting and audit firms, including Grant Thornton GmbH in Europe.
•	Holds a Bachelor of Arts from Delhi University and attended the Executive Program at Northwestern University’s Kellogg School of Management.

It is important to stress that we have no desire to obtain boardroom control or perpetually serve as directors. To the contrary, we simply want to start installing a new generation of highly-qualified Board members that can help the business thrive when we depart and well into the future. One of our primary goals has always been to leave the Company with a foundation for sustained success and long-term value creation. We have no confidence that a Margolis-led Board will be able to put the Company on the right path towards operational excellence with appropriate oversight and accountability.

You may be aware that the Company recently announced its own incremental, self-directed Board refreshment. This appears to be a reactionary and self-serving attempt on the part of certain incumbents to further concentrate their control. We suspect that this announcement was timed to preempt our call for sorely-needed change. Nonetheless, we hope shareholders objectively assess all of the candidates in the weeks to come and ultimately support the individuals best equipped to pursue enduring value.

In closing, we want to affirmatively state that we have no interest in engaging in a rancorous public election contest. We are consensus builders and entrepreneurs – not activist investors. We are already starting to work with our slate to prepare a facts-based evaluation of NextGen Healthcare’s current challenges and a thoughtful strategic plan for positioning the Company to achieve the results shareholders so desperately deserve. As we do this, both of us will remain ready and willing to directly engage with the Company about the substantive changes that are still needed in the boardroom.

Sincerely,

/s/ Sheldon Razin	/s/ Lance Rosenzweig
Sheldon Razin	Lance Rosenzweig

***

Certain Information Concerning the Participants

Sheldon Razin (“Mr. Razin”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2021 Annual Meeting of Shareholders of NextGen Healthcare, Inc., a California corporation (the “Company”).

MR. RAZIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, MR. RAZIN WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO MR. RAZIN’s PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Sheldon Razin, Kenneth Fearn, Ramon Gregory, Lance Rosenzweig, Julie Schoenfeld and Ruby Sharma.

As of the date hereof, Mr. Razin beneficially owns 10,200,327 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company, 100 shares of which are held of record by Mr. Razin. As of the date hereof, Mr. Rosenzweig beneficially owns 35,782 shares of Common Stock. As of the date hereof, none of Messrs. Fearn or Gregory or Mses. Schoenfeld or Sharma beneficially own any shares of Common Stock.

Contacts

Harkins Kovler
Jordan Kovler, 212-468-5384
jkovler@harkinskovler.com

MKA
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@mkacomms.com / ckiaie@mkacomms.com

SHELDON RAZIN, FOUNDER OF NEXTGEN HEALTHCARE

NASDAQ:NXGN